Exhibit 15


May 15, 2001



Board of Directors and Shareholders
of Security Capital Group Incorporated:


We are aware that Security Capital Group Incorporated has incorporated by reference in its Registration Statement Nos. 333-38521, 333-38523, 333-38525, 333-38527, 333-38531, 333-38533, 333-38537, 333-38539, 333-47926, 333-48167,
333-61395, 333-61401, and 333-64979 in its Form 10-Q for the three months ended March 31, 2001, which includes our report dated May 15, 2001 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


ARTHUR ANDERSEN LLP